CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-156530 on Form S-8 of Ensco Multinational Savings Plan dated December 31, 2008, as amended by post-effective amendment No. 1 dated December 23, 2009, of our report dated March 28, 2013, with respect to the statements of net assets available for benefits of the Ensco Multinational Savings Plan as of December 31, 2012 and 2011, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of schedule I as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 11-K of the Ensco Multinational Savings Plan.

/s/ Whitley Penn LLP

Dallas, Texas
March 28, 2013